Exhibit 5.1

September 1st, 2016

SteadyMed Ltd.

5 Oppenheimer Street

Rehovot 76701

Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen,

We have acted as special Israeli counsel to SteadyMed Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the potential resale from time to time by certain selling shareholders of the Company of the Company’s Ordinary Shares, nominal value NIS 0.01 per share (“Ordinary Shares”) consisting of (i) up to 6,554,016 Ordinary Shares (the “Initial Shares”) and (ii) up to 6,554,016 Ordinary Shares (the “Warrant Shares” and together with the Initial Shares, the “Shares”) issuable upon the exercise of warrants to purchase Ordinary Shares (the “Warrants”).

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies submitted to us, the authenticity of the originals of such copies and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company. We have also assumed that all consents, minutes and protocols of meetings of the Company’s board of directors that have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s Articles of Association, as amended and restated, and all applicable laws.

Based upon such examination and upon the assumption that there will be no material changes in the documents or any matters examined and subject to the qualifications stated herein, we advise you that in our opinion the Initial Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable and in the case of the Warrant Shares, upon the exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

Katzenell Dimant Frank